Independent Auditors' Consent




To the Board of Trustees and Shareholders of:
Lexington Money Market Trust
Lexington Global Income Fund


We consent to the use of our report dated February 7, 2000 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information.




                                                    KPMG LLP

New York, New York
April 25, 2000